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                                                                     Exhibit 2.2

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION

IN RE:                                  (S)
                                        (S)       Case No. 00-30748-RCM-11
PHYSICIANS RESOURCE GROUP, INC., and    (S)             (Chapter 11)
EYECORP, INC.,                          (S)       Jointly Administered
                                        (S)
          Debtors.                      (S)

                    ORDER CONFIRMING MODIFIED FIRST AMENDED
                  JOINT LIQUIDATING PLAN UNDER CHAPTER 11 OF
               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.
               ------------------------------------------------

     Upon the First Amended Joint Liquidating Plan Under Chapter 11 filed by Physicians Resource Group, Inc. ("PRG") and EyeCorp, Inc. ("EyeCorp," together with PRG, the "Debtors"), and the modifications thereto filed on December 1, 2000 (as modified, the "Plan");/1/ and a hearing on confirmation of the Plan (the "Confirmation Hearing") having been held on December 1, 2000; and good and sufficient notice of the Confirmation Hearing having been given; and upon the record of the Confirmation Hearing, and the representations of counsel thereat, as well as the findings of fact and conclusions of law entered simultaneously herewith, all of which are incorporated herein by reference; and good cause appearing therefor, it is

     A. ORDERED that pursuant to Bankruptcy Rule 3019, the modifications to the Plan filed on December 1, 2000, and those announced on the record a the Confirmation Hearing,do not materially and adversely affect the treatment afforded to any class of Claims or Equity Interests, and no further solicitation of acceptances or rejections for the Plan is or was required. All holders of

_________________
     /1/ All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

ORDER CONFIRMING MODIFIED FIRST AMENDED
JOINT LIQUIDATING PLAN UNDER CHAPTER 11 OF
PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. - Page 1
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Claims and Equity Interests who have not accepted the modifications in writing are hereby deemed to have accepted or rejected, as the case may be, the Plan as modified; and it is further

     B.   ORDERED that the Plan shall be, and hereby is, confirmed pursuant to
Section 1129 of the Bankruptcy Code; and it is further

     C. ORDERED that upon entry of this Order, all conditions precedent set forth in Section 13.1 of the Plan, to the extent not waived or the subject of a pending motion, shall be deemed satisfied; and it is further

     D.   ORDERED that reserves for Disputed Claims be set as follows:

          1. The reserves for PRG Claim Nos. 205, 206, 207, 208 and 210 and EyeCorp Claim No. 11 shall be as provided in the Court's Agreed Order Regarding Motion of Certain Physician Claimants to Estimate Claims Solely for Purposes of Establishing a Proper Reserve Amount, signed simultaneously herewith;

          2. The reserves for PRG Claim Nos. 153, 154, 167 and 168 shall be as provided in the Court's Agreed Order Regarding Reserve for Claims Nos. 153, 154, 167 & 168, signed simultaneously herewith;

          3. The reserve for all other Physician Claims shall be as provided in Section 8.2 of the Plan, which amount, as of the Confirmation Date is, $12,210,880 in the aggregate, and which shall be apportioned into separate, single reserve amounts set up for each group of affiliated physicians or physician practice entities, in accordance with Section 8.2 of the Plan, with the remainder, if any, of the reserve amount attributable to any such group of affiliated physicians or physician practice entities after resolution of the Claims asserted by such group then becoming available for the Debtors' general use and distribution consistent with the terms of the Plan and all other orders of the Court; and

          4. The reserve for all other Claims shall be as provided in the Court's Order Establishing (i) Reserves with Regard to Indemnity Claims, Medical Malpractice Claims and Securities Claims and (ii) Method for Calculating Cash Retained for Reserve Purposes signed simultaneously herewith;

and it is further

ORDER CONFIRMING MODIFIED FIRST AMENDED
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PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. - Page 2
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     E.   ORDERED that the Effective Date shall not occur until such time as all of the conditions precedent set forth in Section 13.2 of the Plan have been satisfied or waived pursuant to Section 13.3 of the Plan; and it is further

     F. ORDERED that any objections to confirmation of the Plan that have not been withdrawn or settled before the date of this Order or are not resolved or rendered moot by the relief granted hereby, shall be, and hereby are, overruled; and it is further

     G. ORDERED that, upon the Confirmation Date, the Liquidation Agent shall be, and hereby is, designated as the Debtors' representative and individual responsible for overseeing and effecting the ultimate liquidation of the Debtors in accordance with the terms of the Plan; and it is further

     H. ORDERED that Michael W. Yeary and Karen Nicolaou, as disclosed at the Confirmation Hearing, are hereby appointed as the Liquidation Agent and the Director of Claims Reconciliation, respectively, under the Plan; and it is further

     I. ORDERED that the Debtors, their respective directors, officers, agents, attorneys and representatives and the Liquidation Agent are authorized and empowered to carry out all the provisions of the Plan and to take such actions as may be necessary to execute and deliver (i) the Plan Documents, substantially in the forms filed with the Court and approved by this Order and
(ii) all such other and related documents, and to do all such further acts and things as, in the sole judgment of such persons, are necessary, useful or appropriate to effectuate, implement and consummate the Plan and this Order, and the Debtors, their respective directors, officers, agents, attorneys and representatives and the Liquidation Agent are authorized to deliver, file and record

ORDER CONFIRMING MODIFIED FIRST AMENDED
JOINT LIQUIDATING PLAN UNDER CHAPTER 11 OF
PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. - Page 3
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such documents, certificates, reports or instruments with the appropriate federal, state, commonwealth, local, foreign or other governmental authorities and with such other entity or entities as, in the sole judgment of such persons, may be necessary, useful or appropriate to effectuate, implement or consummate the Plan and this Order; and it is further

     J. ORDERED that each and every federal, state, commonwealth, local, foreign or other governmental authority, agency or department is hereby directed to accept any and all documents and instruments necessary, useful or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order; and it is further

     K. ORDERED that all approvals and consents of the equity interest holders, officers and directors of the Debtors, as may be necessary to implement and carry out the Plan, the transactions contemplated thereby and the actions authorized by this Order be, and they hereby are, deemed made or done; and it is further

     L. ORDERED that this Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments and agreements related thereto and any modifications or amendments thereto; and it is further

     M. ORDERED that the Oversight Committee shall exist as of the Effective Date, with the powers and duties set forth in the Plan. As disclosed at the Confirmation Hearing, the Oversight Committee shall be composed of (i) two holders of Debentures willing to serve and (ii) one physician/shareholder member who, as of the Effective Date, shall be Byron Haney, Steven Audi and Dr. William
M. Aden, respectively; and it is further

ORDER CONFIRMING MODIFIED FIRST AMENDED
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     N.   ORDERED that the automatic stay imposed by Section 362 of the
Bankruptcy Code is hereby modified as necessary to allow the execution, delivery, filing and recordation of the Plan Documents and any other documents, certificates, reports, UCC financing or termination statements or instruments in connection therewith as are necessary, useful or appropriate to effectuate, implement and consummate the Plan; and it is further

     O. ORDERED that in accordance with Sections 1141(b) and (c) of the Bankruptcy Code, upon the Effective Date, all property and assets of the Debtors' estates shall vest in the Debtors free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity interest holders, except as otherwise provided in the Plan or the Plan Documents; and it is further

     P. ORDERED that the assumption or rejection of existing executory contracts and unexpired leases, as provided in the Plan or prior Order of this Court, shall be, and hereby is, approved in all respects. All existing executory contracts or unexpired leases which (i) have not been assumed or rejected prior to the Effective Date of the Plan; (ii) are not currently the subject of a pending motion to assume or reject as of the Effective Date; or
(iii) were not listed in the Contract Notice as being assumed by the Debtors be, and hereby are, deemed rejected as of the Effective Date; and it is further

     Q. ORDERED that within ten (10) business days after the Effective Date, the Debtors shall mail to all parties in interest in the Bankruptcy Cases notice of the entry of this Order, together with notice of the last day to file requests for payment of Administrative Claims, Claims arising from

ORDER CONFIRMING MODIFIED FIRST AMENDED
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PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. - Page 5
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the rejection of executory contracts, and Fee Claims pursuant to Sections 5.1.1 and 10.2 of the Plan; and it is further

     R. ORDERED that in accordance with Section 5.1.1 of the Plan, all holders of Administrative Claims, including Professional Persons holding Professional Fee Claims, shall file with the Court and serve upon the Debtors and their counsel a request for the payment of such Claims within sixty (60) days after the Confirmation Date. A failure to file any such request in a timely fashion will result in the Administrative Claim in question being discharged and its holder forever barred from asserting such Claim against the Debtors; and it is further

     S. ORDERED that, in accordance with Section 10.2 of the Plan, each holder of Claims arising from the rejection of existing executory contracts and unexpired leases to which the Debtors are a party on or after the Effective Date shall file any Claim for damages as a result of such rejection within twenty
(20) days after the date of such rejection, or any such Claim shall be discharged and its holder forever barred from asserting such Claim against the Debtors; and it is further

     T. ORDERED that this Court hereby retains, after the date of this Order, jurisdiction over all matters arising in, arising under and related to the Chapter 11 Cases, for, among other things, the following purposes, to the fullest extent permitted by law:

          1. To hear and determine objections to Claims, including Physician Claims, and adversary proceedings brought by the Debtors against physicians and/or physician practice entities, and otherwise regulate the procedures for the disposition of the claims by and between the Debtors and their affiliates and physicians and/or physician practice entities;

          2. To hear and determine any and all motions to estimate Claims, including Physician Claims, regardless of whether the Claim is the subject of a pending objection, a pending appeal or otherwise;

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          3.   To hear and determine any and all pending applications for the rejection, assumption or assignment of executory contracts or unexpired leases to which a Debtor is a party or with respect to which a Debtor may be liable and to hear and determine, and, if need be, to liquidate, any and all Claims arising therefrom;

          4. To take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan and to maintain the integrity of the Plan;

          5. To ensure that distributions, if any, to holders of Allowed Claims are accomplished as provided herein;

          6. To hear and determine all controversies, suits and disputes that may arise in connection with the interpretation, implementation or enforcement of the Plan, the Liquidation Agent's powers and duties, releases under the Plan, or any Claim asserted against the Liquidation Agent, the Debtors or any of their professionals, any representative of the Debtors' estates or their agents;

          7. To enforce all orders, judgments, injunctions and rulings entered in connection with the Bankruptcy Cases;

          8. To determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

          9. To hear and determine all proceedings to recover all assets of the Debtors and property of the estate, wherever located, including any causes of action under Chapter 5 of the Bankruptcy Code, and any other causes of action or claims, that belong to the Debtors, that may be pending on the Confirmation Date or that may be instituted at any time thereafter;

          10. To enter, implement or enforce such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

          11. To hear and determine any application to modify the Plan in accordance with Section 1127 of the Bankruptcy Code, to remedy any defect or omission, or reconcile any inconsistency in the Plan, the Disclosure Statement or any Order of this Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effect thereof;

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          12.  To hear and determine matters concerning state, local and federal taxes, including matters arising under or with respect to Sections 346, 505 and 1146 of the Bankruptcy Code;

          13. To hear any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; and

          14.  To enter a final decree or decrees closing the Bankruptcy Cases.

and it is further

     U. ORDERED that all of the following Plan Documents are consistent with the Plan, and are hereby approved substantially in the forms filed with this Court on or before the Confirmation Date, as the same may have been amended on or prior to the date hereof:

          1.   Agency Agreement;

          2.   Escrow Agreement;

          3.   Forms of Buyout Documents:

                    a.   Buyout Note
                    b.   Security Agreement
                    c.   Guaranty Agreement
                    d.   Termination Agreement
                    e.   Bill of Sale, Assignment and Assumption Agreement
                    f.   General Release

and it is further

     V. ORDERED that upon the occurrence of the Initial Unsecured Distribution Date, the Plan shall be deemed substantially consummated; and it is further

     W. ORDERED that the Debtors and the Liquidation Agent are hereby authorized and empowered to execute, deliver and perform their obligations under the Plan Documents, substantially in the forms filed with the Court and approved by this Order, including any documents related

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PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. - Page 8
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thereto, as the same may hereafter be modified to conform to or be consistent with the Court's ruling on confirmation of the Plan; and it is further

     X. ORDERED that upon execution and delivery of each of the above-mentioned Plan Documents to which the Debtors and the Liquidation Agent or any of them is a party, substantially in the forms filed with the Court and approved by this Order, such documents shall constitute legal, valid and binding obligations of the Debtors and the Liquidation Agent, enforceable against them in accordance with their respective terms; and its is further

     Y. ORDERED that the incentive bonus for the Liquidation Agent set forth in the Plan and disclosed at the Confirmation Hearing be, and hereby is, approved; and it is further

     Z. ORDERED that the salaries for the Key Employees, as set forth in the Plan and Disclosure Statement and disclosed at the Confirmation Hearing be, and hereby are, approved; and it is further

     AA. ORDERED that as of the Effective Date, neither the Debtors, the Liquidation Agent, the Equity Committee, the Physicians' Committee, the Indenture Trustee, RAM, the Oversight Committee, the Key Employees nor any of their respective directors, officers, employees, members agents, attorneys, advisors, professionals or anyone for whom the Debtors or such listed individuals may be legally responsible, or their respective assets or properties, shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission arising out of, relating to, or in connection with (i) the Bankruptcy Cases, (ii) the formulation, negotiation, preparation, dissemination, filing, confirmation, implementation or consummation of the Plan or the Disclosure

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Statement, or (iii) the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence; and it is further

     BB. ORDERED that, based upon the record before the Court, the Debtors, RAM, the Equity Committee, the Physician's Committee and the Indenture Trustee, and each of their respective directors, officers, employees, shareholders, representatives, members, attorneys, accountants, professionals and other advisors have acted, and are hereby deemed to have acted, in "good faith" within the meaning of Section 1125(e) of the Bankruptcy Code with respect to all of their activities relating to the solicitation of acceptances for the Plan; and it is further

     CC. ORDERED that upon the Effective Date, all Persons who have consented on the Ballot to the release contained in Section 12.4 of the Plan or who are deemed to have consented (i) pursuant to Section 6.2 of the Plan or (ii) by virtue of having submitted a validly executed Ballot that did not expressly indicate a consent or lack of consent to said release, are precluded and enjoined from asserting against the Debtors, or their respective current officers, directors, employees, attorneys, and agents, or anyone for whom the Debtors, or such listed individuals may be legally responsible or their respective assets or properties, any (i) lien, encumbrance, security interest, Equity Interest or charges of any nature or description relating to the Debtors, the Bankruptcy Cases or affecting property of the Debtors' bankruptcy estates, or (ii) Claim or any other liability relating to the Debtors or the Bankruptcy Cases whether known or unknown, discovered or undiscovered, latent or patent, scheduled or unscheduled, whether contingent, unliquidated or disputed, against the Debtors, or any of their respective officers, directors, employees, attorneys or agents based upon any condition, event, act, omission, occurrence, transaction or other activity or inactivity of any kind or

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nature that occurred prior to the Effective Date, whether or not (a) a proof of
Claim or Equity Interest has been filed or is deemed to have been filed (b) such Claim or Equity Interest is allowed or (c) the holder of such Claim or Equity Interest has accepted the Plan, except as provided otherwise in the Plan; and it is further

     DD. ORDERED that a non-PRG Party who returned a Notice of Buyout Election to the Debtors pursuant to Section 8.8 of the Plan prior to the Voting Deadline but failed to return a Ballot prior to the Voting Deadline be, and hereby is, deemed to have accepted the Plan and consented to the release and injunction set forth in Section 12.4 of the Plan; and it is further

     EE. ORDERED that all holders of Claims or Equity Interests who returned a validly executed Ballot prior to the Voting Deadline but did not indicate the consent or lack of consent to the release and injunction contained in Section
12.4 of the Plan be, and hereby are, deemed to have consented to said release and injunction; and it is further

     FF. ORDERED that the Plan and its provisions, including the settlement contained in (S) 8.8 of the Plan shall bind the Debtors and their affiliates, and any entity acquiring or disposing of property under the Plan, and any creditors, their agents, employees, officers, directors and other representatives, whether or not the Claim or Equity Interest of such creditors or equity interest holders is impaired under the Plan and whether or not such creditors or equity interest holders have accepted the Plan; and it is further

     GG. ORDERED that the settlements contained in Section 8.8 of the Plan be, and hereby are, approved; and it is further

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     HH.  ORDERED that nothing in the Plan, the Confirmation Order or the
Court's Findings of Fact and Conclusions of Law entered in connection with this Order shall in any manner (a) affect any otherwise valid, enforceable rights of any holder of a Claim to binding arbitration or (i) its Claims against the Debtors or (ii) the Debtors' counterclaims against such holder, or (b) cause the termination of any such otherwise valid, enforceable arbitration rights of any such holder; and it is further

     II. ORDERED that all parties' rights to seek a determination from this Court regarding whether any proceeds of director and officer insurance policies are property of the Debtors' bankruptcy estates are hereby reserved without prejudice; and it is further

     JJ. ORDERED that upon the entry of this Order, all holders of Claims and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; and it is further

     KK. ORDERED that any claims set forth on the Debtors' Schedules, as the same may have been amended through the date of this Order, that are not scheduled as contingent, unliquidated or disputed and have not previously been allowed are hereby allowed as scheduled to the extent not disputed, contingent or unliquidated; and it is further

     LL. ORDERED that any Claims scheduled by the Debtors as disputed, contingent or unliquidated and for which no proof of claim has been filed as of the date of this Order are hereby disallowed; and it is further

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     MM.  ORDERED that pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Liquidation Agent shall retain and may enforce any and all claims and causes of action of the Debtors, including, but not limited to, any claims for contribution or indemnification, and any claims to recover preferences or fraudulent conveyances pursuant to Sections 544, 547, 548 and 550 of the Bankruptcy Code, except to the extent such claims and causes of action have been released pursuant to the Plan or this Order; and it is further

     NN. ORDERED that to the extent there is any inconsistency between this Order and the Plan Documents, the terms and provisions of this Order shall govern; and it is further

     OO. ORDERED that if any provision of this Order is invalidated or otherwise reversed on appeal, it shall not effect any other provision hereof, and the remaining provisions of this Order shall remain valid and in full force and effect; and it is further

     NN. ORDERED that Bankruptcy Rule 3020(e) does not apply to the provisions of this Order.

     SIGNED this 1/st/ day of December, 2000


                                     /s/ Robert C. McGuire
                                     -------------------------------------------
                                     HONORABLE ROBERT C. MCGUIRE
                                     UNITED STATES BANKRUPTCY JUDGE


ORDER CONFIRMING MODIFIED FIRST AMENDED
JOINT LIQUIDATING PLAN UNDER CHAPTER 11 OF
PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. - Page 13